Exhibit 23.12

CONSENT

We hereby consent to the reference to our “Fair value estimation of financial instrument given to Elbit Imaging Ltd. and by Elbit Imaging Ltd. to Park Plaza London" as of December 31, 2012, December 31, 2011 and December 31, 2010, appearing in the Annual Report on Form 20-F/A of Elbit Imaging Ltd. for the year ended December 31, 2012 as filed with the Securities and Exchange Commission and to the incorporation by reference of such Annual Report in this Registration Statement on Form F-1 filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed under the provisions of the Securities Act of 1933, as amended.

/s/Giza Zinger Even Ltd.
Giza Zinger Even

Tel Aviv, Israel
March 12, 2014